Exhibit 99.1
Rallybio Sells Interest in REV102 Program to Recursion Pharmaceuticals

– Company Eligible to Receive Up to $25 Million, Including an Upfront Equity Payment of $7.5 Million –

– Extends Rallybio Cash Runway to Mid-2027 –

NEW HAVEN, Conn., July 8, 2025 -- Rallybio Corporation (Nasdaq: RLYB), a clinical-stage biotechnology company translating scientific advances into transformative therapies for patients with devastating rare diseases, today announced that it has entered into a definitive agreement to sell its interest in REV102, an ENPP1 inhibitor in preclinical development for the treatment of patients with hypophosphatasia (HPP), to joint venture partner Recursion Pharmaceuticals for up to $25 million, including an upfront equity payment of $7.5 million and near term milestones. With the upfront payment, Rallybio expects its cash runway to extend into mid-2027.

The REV102 program originated from a joint venture between Rallybio and Recursion focused on the discovery and development of novel, orally available small molecule inhibitors of ENPP1 for the treatment of patients with HPP. The lead candidate from the joint venture, REV102, entered into IND-enabling studies in early 2025.

“The Rallybio team has long been committed to targeting ENPP1 to address a significant unmet need in patients with HPP. By combining Rallybio’s expertise in HPP preclinical and translational research with Recursion’s integrated AI/experimental platform, we transformed this concept into the first potential oral disease-modifying treatment for HPP,” said Stephen Uden, M.D., Chief Executive Officer of Rallybio. “We look forward to the advancement of REV102 through key milestones and, ultimately, to the delivery of this important treatment to patients in need.”

Dr. Uden added, “For Rallybio, divesting this preclinical asset enables us to extend our cash runway while sharpening our focus on strategically advancing our pipeline in ways that leverage our drug development expertise. We eagerly anticipate the release of topline data from our ongoing RLYB116 confirmatory PK/PD study this year.”

Under the terms of the agreement, Rallybio is eligible to receive certain payments, including $7.5 million in upfront equity, a contingent equity payment of $12.5 million upon the initiation of additional preclinical studies, and a $5 million milestone payment in connection with the initiation of dosing in a Phase 1 clinical study, as defined in the agreement. Rallybio is also eligible to receive low single-digit royalties on all future net sales by Recursion. In addition, Rallybio may be eligible to receive certain payments in the event of Recursion’s sale of the REV102 program.

“We extend our sincere thanks to Rallybio for their invaluable partnership in advancing this program to its current stage,” said David Hallett, Chief Scientific Officer of Recursion. “Having full ownership of this important program allows Recursion to accelerate the development of the first potential oral disease-modifying treatment to HPP patients, who currently face significant challenges with limited access to existing therapies.”

About Rallybio

Rallybio (NASDAQ: RLYB) is a clinical-stage biotechnology company with a mission to develop and commercialize life-transforming therapies for patients with severe and rare diseases. Rallybio has built a pipeline of promising product candidates aimed at addressing diseases with unmet medical need in areas of complement dysregulation and hematology. The Company’s lead program, RLYB116, is a differentiated C5 inhibitor with the potential to treat diseases of complement dysregulation, with an initial focus on immune platelet transfusion refractoriness (PTR) and refractory antiphospholipid syndrome (APS). Rallybio’s pipeline also includes RLYB332, a preclinical long-acting matriptase-2 antibody for the treatment of diseases of iron overload. Rallybio is headquartered in New Haven, Connecticut. For more information, please visit www.rallybio.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and currently available information. All statements, other than statements of historical facts contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning the extension of Rallybio’s runway, whether REV102 will advance to anticipated milestones, and whether the contingent consideration will be received. The forward-looking statements in this press release are only predictions and are based largely on management’s current expectations and projections about future events and financial trends that management believes may affect Rallybio’s business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our ability to successfully conduct the RLYB116 PK/PD confirmatory study, and complete such study and obtain results on our expected timelines, or at all, whether our cash resources will be sufficient to fund our operating expenses and capital expenditure requirements and whether we will be successful raising additional capital, our ability to enter into strategic partnerships or other arrangements, competition from other biotechnology and pharmaceutical companies, and those risks and uncertainties described in Rallybio’s filings with the U.S. Securities and Exchange Commission (SEC), including the Quarterly Report on Form 10-Q for the period ended March 31, 2025, and subsequent filings with the SEC. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual future results, levels of activity, performance and events and circumstances could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we are not obligated to publicly update or revise any forward-looking statements contained in this press release, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contacts

Samantha Tracy
Rallybio Corporation
(475) 47-RALLY (Ext. 282)
investors@rallybio.com

Kevin Lui
Precision AQ
(212) 698-8691
kevin.lui@precisionaq.com

Media Contact

media@rallybio.com
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